Exhibit 99.1

July 24, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Christina Cavarretta
(713) 507-6466

DYNEGY ANNOUNCES RECEIPT OF REQUISITE CONSENTS IN TENDER OFFER  AND CONSENT SOLICITATION FOR 2005 AND 2006 PUBLIC SENIOR NOTES

HOUSTON (July 24, 2003) – Dynegy Inc. (NYSE: DYN), the parent of Dynegy Holdings Inc., today announced that in connection with Dynegy Holdings’ previously announced cash tender offer to purchase any and all of its outstanding 8.125% Senior Notes due 2005, 6¾% Senior Notes due 2005 and 7.450% Senior Notes due 2006, Dynegy Holdings has received the consents required to eliminate several of the restrictive covenants and certain other provisions currently contained in the indentures governing these notes, each as described in Dynegy Holdings’ Offer to Purchase and Consent Solicitation Statement dated July 14, 2003. Accordingly, the Consent Achievement Date with respect to the 8.125% Senior Notes, 6¾% Senior Notes and 7.450% Senior Notes has occurred as of the date of this release. As of 5:00 p.m., New York City time, Thursday, July 24, 2003, Dynegy Holdings had received the amount of consents set forth below:

The Notes	CUSIP Number	Principal Amount Outstanding	Principal Amount of Consents Received	Percent of Consents Received
8.125% Senior Notes due 2005	26816LAC6	$300,000,000	$279,774,000	93%
6¾% Senior Notes due 2005	629121AB0	$150,000,000	$133,543,000	89%
7.450% Senior Notes due 2006	26816LAB8	$200,000,000	$167,695,000	84%

As a result of obtaining the required consents, Dynegy Holdings will execute and deliver supplemental indentures in connection with each series of notes setting forth the amendments. The supplemental indentures provide that the amendments will become operative only when validly tendered notes are purchased pursuant to the tender offer. The consummation of the tender offer is conditioned on the completion of the proposed capital markets transactions recently announced by Dynegy as part of its long-term refinancing plan.

The tender offer was commenced on July 14, 2003 and will expire at 12:00 midnight, New York City time, on August 8, 2003, unless extended or earlier terminated.

This news release does not constitute an offer to buy or the solicitation of an offer to sell any of the outstanding notes described above. It also is not a solicitation of consents to amend the indentures governing those notes. The tender offer and consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents. Requests for these documents may be directed to MacKenzie Partners, Inc., as information agent for the tender offer, at 105 Madison Avenue, New York, NY 10016. The information agent may be called toll-free at 1-800-322-2885.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the restructuring transactions described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed capital markets transactions described above will be consummated on the terms Dynegy currently contemplates, if at all, or that notes tendered in the tender offer described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC’s wed site at http://www.sec.gov.

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